Exhibit 10.1

PLAN DOCUMENT

Fiscal Year 2008 Senior Executive Incentive

Compensation Program

1.0	Summary

The Exar Corporation (the “Company”) Fiscal Year 2008 Senior Executive Incentive Compensation Program (the “Plan”) is a variable cash incentive program designed to motivate participants to achieve the Company’s financial goals and operational and strategic goals and to reward them for performance against those goals.

2.0	Eligibility

Participants are approved solely at the discretion of the Compensation Committee of the Board of Directors (the “Board”) when acting on behalf of the full Board. All executive officers are eligible to be considered for participation. The President/CEO may recommend others with the approval of the Compensation Committee.

3.0	Administration

The Compensation Committee is ultimately responsible for administering the Plan, and has designated the Management Committee, consisting of the President/CEO, the Senior Vice President/CFO, and the Director of Human Resources to administer the Plan.

4.0	Award Determination

The Management Committee will recommend target incentives for each participant other than the target award for the President/CEO. Payments will be calculated using a formula that includes (a) the participant’s Fiscal Year Base Salary (the “Salary”), (b) the participant’s Target Incentive (the “Target”), (c) the participant’s Maximum Target (the “Max Target”), (d) a “Company Modifier”, and (e) and an “Individual Modifier”. The Modifiers may be greater than 100% with higher than target levels of achievement. The Compensation Committee will assign and approve the Target Incentive and Max Award for the President/CEO and determine the award payout. The President/CEO will recommend to the Compensation Committee Target Awards and Max Awards for other senior executives.

5.0	Definitions

5.1	The Salary

This is the annual base salary, paid in the Plan’s fiscal year, exclusive of any bonuses, incentive payments or awards, auto allowance, and such extras or perquisites over base pay.

5.2	The Target

The Target Incentive is expressed as a percentage of Salary. Each participant will have a Target Incentive, as approved by the Compensation Committee.

5.3	The Max Target

The Max Target Award is expressed as a percentage of Salary. No participant may receive an award greater than the Max Target.

5.4	The Company Modifier (70%)

The Compensation Committee approves a Company Modifier for all participants by assessing the Company’s financial performance against pre-established fiscal year financial goals for revenue and operating income and may include other financial goals as deemed appropriate. An “on target” Company performance yields a 100% modifier.

5.5	The Individual Modifier (30%)

5.5.1	President/CEO

The Compensation Committee will evaluate the performance of the President/CEO at the conclusion of the fiscal year based upon the achievement of pre-established Company financial goals and individual objectives. The Compensation Committee will assign an Individual Modifier to the formula for calculation of the final award payout. An “on target” performance yields a 100% modifier.

5.5.2	Other Participants

The President/CEO will assess the performance of other participants at the conclusion of the fiscal year based upon each participant’s achievement of pre-established objectives. The President/CEO will recommend an Individual Modifier to the formula for calculation of the final award payout. An “on target” performance yields a 100% modifier. The President/CEO will forward these recommendations to the Compensation Committee for review and approval.

6.0	Funding of the Incentive Plan for Individual Payouts

6.1	General

Funding is derived from corporate financial results and individual objectives. Revenue and operating profit combined are weighted 70% of the total incentive award; the remaining 30% is based upon individual objectives. Payout of the 30% is not reliant on achievement of the financial results for funding purposes.

6.2	Calculation for Individual Payout

The individual payout is determined by factoring the participant’s actual Fiscal Year 2008 base salary, individual target award percentage, actual corporate revenue and operating income results, and individual objectives.

7.0	Other Plan Provisions

7.1 It is recognized that certain unforeseen events or inequities could develop in the Plan as established. Any merger and/or acquisition may require modification of thresholds and targets. Consideration will be given to unusual circumstances. The Compensation Committee may give such consideration and the Compensation Committee’s decision will be final.

7.2 The portion of the Plan attributable to Company financial achievement will not be funded unless there is funding and payout for the Fiscal Year 2008 Key Employee Incentive Program.

7.3 Payments will be made in accordance with the final annual statements as audited by the Company’s independent Certified Public Accountants. Amounts earned should be paid as soon as administratively possible after the Company’s filing of Form 10-K.

7.4 The Plan is to be in force for Fiscal Year 2008, and only those who are in the employ of the company and still a member of the eligible executive group through the date of payout will qualify for payments.

Attachments:	1. Fiscal Year 2008 Senior Executive Incentive Funding Matrix

2. Example of Individual Calculation/Formula for Payment

Attachment 1

Fiscal Year 2008 Incentive Funding Matrix

% OF PLANNED OPERATING PROFIT ($M)	< 97%	97%	100%	101%	103%	104%	105%	106%	108%	109%	
											120%
183%	25%	30%	35%	40%	45%	50%	55%	60%	65%	70%	
167%	22%	27%	32%	37%	42%	47%	52%	57%	62%	67%	
150%	19%	24%	29%	34%	39%	44%	49%	54%	59%	64%	
133%	16%	21%	26%	31%	36%	41%	46%	51%	56%	61%	
117%	13%	18%	23%	28%	33%	38%	43%	48%	53%	58%	
100%	10%	15%	20%	25%	30%	35%	40%	45%	50%	55%	
83%	7%	12%	17%	22%	27%	32%	37%	42%	47%	52%	
<83%	0%	10%	15%	20%	25%	30%	30%	35%	35%	40%	

% OF PLANNED REVENUE ($M)

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Attachment 2

Example:

Base Salary	:	$200K

Target Award	:	40%	($80K)

Max Award	:	80%	($160K)

	Components:	Results	Modifier %
a.	% of Planned Revenue Achievement	103%

b.	% of Planned Operating Profit (before stock-based compensation) Achievement	117%

c.	Company Modifier based on a & b (See Matrix Attachment 1) – 70% of Total Short-Term Incentive		33%

d.	Individual Modifier (Based on FY’08 Individual Objectives) – 30% of Total Short-Term Incentive	90%	27%

e.	Combined Modifier		60%

Calculation:

$200K	x	40%	x	60%	=	$48,000
ñ		ñ		ñ		ñ
Base		Target		Combined		Payout
Salary		Award		Modifier

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